Exhibit 10.31.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT

IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN

REDACTED

EXECUTION VERSION

AMENDMENT NUMBER FOUR

to the

Master Repurchase Agreement

Dated as of November 21, 2013

and

AMENDMENT NUMBER TWO

to the

Mortgage Loan Participation Purchase and Sale Agreement

Dated as of February 28, 2013

between

JEFFERIES FUNDING LLC (f/k/a JEFFERIES MORTGAGE FUNDING, LLC)

and

LOANDEPOT.COM, LLC

This AMENDMENT NUMBER FOUR to the Master Repurchase Agreement and AMENDMENT NUMBER TWO to the Mortgage Loan Participation Purchase and Sale Agreement (this “Amendment”) is made as of this 2nd day of November, 2015, by and between Jefferies Funding LLC (f/k/a Jefferies Mortgage Funding, LLC) (“Buyer”) and loanDepot.com, LLC (“Seller”) to (a) the Master Repurchase Agreement, dated as of November 21, 2013, as amended, supplemented or otherwise modified from time to time (the “Repurchase Agreement”), between Buyer and Seller and (b) the Mortgage Loan Participation Purchase and Sale Agreement, dated as of February 28, 2013, as amended, supplemented or otherwise modified from time to time (the “Participation Agreement” and together with the Repurchase Agreement, the “Agreements”), between Buyer and Seller.

NOW, THEREFORE, the Buyer and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Agreements are hereby amended as follows:

Section 1. Amendments to Repurchase Agreement. Effective as of November 2, 2015 (the “Effective Date”), the Repurchase Agreement is hereby amended as follows:

(a) Section 2 of the Repurchase Agreement, as amended by Section 4 of Annex I of the Repurchase Agreement, is hereby amended by adding the following new definitions in appropriate alphabetical order:

“Equity Investors” shall mean the holders of the equity interests in Seller immediately prior to the Restructuring Transactions, and their respective Family Members and Family Trusts.

“Family Member” shall mean, with respect to any individual, any other individual having a relationship by blood, marriage, or adoption to such individual.

“Family Trust” shall mean, with respect to any individual, any trust or other estate planning vehicle established for the benefit of such individual or Family Members of such individual.

“IPO” shall mean the initial public offering of shares of Class A common stock of LD Corp. on the terms and conditions set forth in the S-1 Filing, and the transactions related thereto as set forth in the S-1 Filing.

“LD Corp.” shall mean loanDepot, Inc., a Delaware corporation.

“LD Holdings” shall mean loanDepot Holdings, LLC, a Delaware limited liability company.

“LD Intermediate” shall mean LD Intermediate, LLC, a Delaware limited liability company.

“Overhead Costs” means, with respect to LD Corp., LD Holdings or LD Intermediate or any of their respective subsidiaries (i) customary compensation, fees and expense reimbursements to their respective directors, officers and managers, and (ii) costs and expenses related to (A) compliance with Sarbanes-Oxley and other applicable securities laws (including, without limitation, the costs of any reporting requirements in connection with such compliance), (B) investor relations, shareholder meetings and shareholder reporting, (C) the acquisition and maintenance of customary directors and officers insurance, (D) listing fees, (E) corporate overhead costs (including, without limitation, the costs of audits) and costs related to maintenance of corporate existence, and (F) executive, legal and professional fees associated with the foregoing.

“Restructuring Transactions” shall mean the following transactions undertaken in connection with the IPO: (a) the creation of LD Holdings and LD Intermediate, a wholly-owned subsidiary of LD Holdings, (b) the assignment to LD Holdings and LD Intermediate of all of the equity of Seller, such that following such assignment LD Holdings would own not less than [***]% of the equity in Seller, and LD Intermediate would own [***]% or less of the equity in Seller, (c) the ownership of all of the equity of LD Holdings by (i) LD Corp., and (ii) certain of the pre-IPO owners of Seller, and (d) the ownership of LD Corp. by certain of the pre-IPO owners of Seller and the investors in the public shares under the IPO.

“S-1 Filing” shall mean the Form S-1 Registration Statement dated as of October 8, 2015, filed by LD Corp. with the SEC, as amended, restated, supplemented or otherwise modified from time to time prior to the IPO.

“Total Liabilities” shall mean as of any date of determination, the total liabilities on such date of determination, to be determined in accordance with GAAP.

“Use of IPO Proceeds” shall mean the use of proceeds from the IPO set forth in the section entitled “Use of Proceeds” in the S-1 Filing.

(b) Section 2 of the Repurchase Agreement, as amended by Section 4 of Annex I of the Repurchase Agreement, is hereby amended by deleting the definitions “Affiliate”, “Change of Control”, and “Maximum Aggregate Purchase Price” in their respective entirety and replacing them with the following new definitions:

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote [***]% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that, with respect to the Seller, the term “Affiliate” shall not include any Person holding publicly-traded shares in LD Corp. (or any Person which controls, is controlled by or is under common control with, such Person holding publicly-traded shares in LD Corp.) unless such Person would qualify as an Affiliate without taking into account its ownership of any publicly-traded shares in LD Corp.

“Change of Control” shall mean any event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Equity Investors, LD Corp., LD Holdings and LD Intermediate, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the 1934 Act), directly or indirectly, of [***]% or more of the equity securities of Seller entitled to vote for members of the board of directors or equivalent governing body of Seller on a fully-diluted basis.

“Maximum Aggregate Purchase Price” shall mean $[***]

or such other amount as may, from time to time, be mutually agreed to by Buyer and Seller in writing (which shall include e-mail transmission).

(c) Section 11(a)(xv) of the Repurchase Agreement is hereby amended by deleting the words “or Buyer”.

(d) Section 22(e)(iii) of the Repurchase Agreement is hereby amended by deleting the reference to “sixty (60) days” and replacing it with “ninety (90) days)”.

(e) Section 22(e) of the Repurchase Agreement is hereby amended by deleting subclause (vii) in its entirety and replacing it with the following new subclause:

vii.

Seller shall furnish to Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (i), (ii) and (iii) above, a certificate of a Responsible Officer of Seller substantially in the form of Annex III hereto, or such other form acceptable to Buyer, to the effect that, to the best of such Responsible Officer’s knowledge, Seller during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Program Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto).

(f) Upon consummation of the IPO, Section 22 of the Repurchase Agreement is hereby amended by deleting Subsections (i), (j), (k) and (l) in their respective entirety and replacing them with the following new Subsections:

(i)	Minimum Tangible Net Worth. Seller shall at all times maintain a Tangible Net Worth of not less than $[***]

(j)	Minimum Liquidity. Seller shall at all times maintain Liquidity in an amount greater than or equal to $[***].

(k)	Maximum Leverage. Seller shall at all times maintain a ratio of its Total Liabilities to Tangible Net Worth of less than 12:1.

(l)

Transactions with Affiliates. Except for (i) the transactions described in the section entitled “Certain Relationships and Related Party Transactions” in the S-1 Filing and (ii) transactions (including, without limitation, under one or more service agreements or management agreements) with LD Corp., LD Holdings or LD Intermediate or any of their respective subsidiaries pursuant to which Seller agrees to pay or reimburse any one or more of them for Overhead Costs, Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted (or not restricted) under the Agreement, (b) in the ordinary course of Seller’s business, and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate. For the avoidance of doubt, nothing herein prohibits Seller from making or paying any dividend or distribution to its members or shareholders on account of their equity interests in Seller.

(g) The Repurchase Agreement is hereby amended by adding Annex III thereto, attached to this Amendment as Annex One.

Section 2. Amendments to Participation Agreement. Effective as of the Effective Date, the Participation Agreement is hereby amended as follows:

(a) Section 1 of the Participation Agreement is hereby amended by deleting the definition of “Affiliate” in its entirety and replacing it with the following new definition:

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote [***]% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that, with respect to the Seller, the term “Affiliate” shall not include any Person holding publicly-traded shares in LD Corp. (or any Person which controls, is controlled by or is under common control with, such Person holding publicly-traded shares in LD Corp.) unless such Person would qualify as an Affiliate without taking into account its ownership of any publicly-traded shares in LD Corp.

(b) Section 1 of the Participation Agreement is hereby amended by adding the following new definition in the appropriate alphabetical order:

“Total Liabilities” shall mean, as of any date of determination, the total liabilities on such date of determination, to be determined in accordance with GAAP.

(c) Upon consummation of the IPO, subclause (xi) of Section 9(a) of the Participation Agreement is hereby deleted in its entirety and replaced with the following new subclause:

(xi) Seller shall, at all times, maintain (x) a Tangible Net Worth of not less than $[***], (y) Liquidity in an amount greater than or equal to $[***], and (z) a ratio of its Total Liabilities to Tangible Net Worth of less than 12:1;

Section 3. Consents. As of the Effective Date, Buyer hereby (a) consents to the IPO, the Restructuring Transactions and the Use of IPO Proceeds and (b) agrees that the IPO, the Restructuring Transactions and the Use of IPO Proceeds shall not constitute a violation, breach, Default or Event of Default under either Agreement, any other Program Document or any other document or instrument executed in connection therewith. Without limiting the generality of the foregoing, the Buyer hereby acknowledges and agrees that the IPO and the Restructuring Transactions shall not constitute a “Change of Control” under the Repurchase Agreement and hereby waives Seller’s compliance with Section 22(h) of the Repurchase Agreement solely with respect to the IPO and Restructuring Transactions.

Section 4. Fees and Expenses. The Seller agrees to pay to Buyer all fees and out of pocket expenses incurred by Buyer in connection with this Amendment, including all reasonable fees and out of pocket costs and expenses of the legal counsel Buyer incurred in connection with this Amendment, in accordance with Paragraph 23(b) and Section 21(a) of the Repurchase Agreement and the Participation Agreement, respectively.

Section 5. Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Agreement, as applicable.

Section 6. Limited Effect. Except as amended hereby, each Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in any Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, any Agreement, any reference in any of such items to any Agreement being sufficient to refer to the Agreements as amended hereby.

Section 7. Representations. In order to induce Buyer to execute and deliver this Amendment, Seller hereby represents to Buyer that as of the date hereof, after giving effect to this Amendment, (i) Seller is in full compliance with all of the terms and conditions of the Program Documents and remains bound by the terms thereof, and (ii) no default or Default or Event of Default has occurred and is continuing under the Program Documents.

Section 8. Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York without regard to any conflicts of law provisions (except for Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by federal law.

Section 9. Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

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